Exhibit 99.1

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT WOR - Q1 2016 Worthington Industries Earnings Conference Call EVENT DATE/TIME: SEPTEMBER 24, 2015 / 02:30PM GMT

CORPORATE PARTICIPANTS

 Cathy Lyttle Worthington Industries Inc - VP of Corporate Communications & IR

 John McConnell Worthington Industries Inc - Chairman and CEO

 Andy Rose Worthington Industries Inc - EVP and CFO

 Mark Russell Worthington Industries Inc - President and COO

CONFERENCE CALL PARTICIPANTS

 Martin Engler Jefferies & Co. - Analyst

 Tyler Kenyon KeyBanc Capital Markets - Analyst

 PRESENTATION

Operator

Good morning and welcome to the Worthington Industries' first-quarter 2016 earnings conference call.

(Operator Instructions)

This conference is being recorded at the request of Worthington Industries. If anyone objects you may disconnect at this time.

I'd like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin. Please go ahead.

Cathy Lyttle - Worthington Industries Inc - VP of Corporate Communications & IR

Thank you. Good morning. Thanks for joining our first-quarter earnings conference call. As a reminder certain statements made on this call are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. Therefore these statements are subject to risks and uncertainties and could cause actual results to differ from those suggested. Please review our earnings release issued last evening for more detail on those factors that could cause actual results to differ materially.

If you'd like to listen to today's call again, a replay will be made available later on our website. On the call with us this morning, John McConnell, Chairman and Chief Executive Officer; Mark Russell, President and Chief Operating Officer; and Andy Rose, Executive Vice President and Chief Financial Officer. John will start things off.

John McConnell - Worthington Industries Inc - Chairman and CEO

Thank you, Cathy, and thanks to all of you for joining us today. While each of our businesses are operating in varying market conditions, each are doing a very good job of maximizing their respective opportunities.

In the case of Engineered Cabs and the oil and gas business that meant the very difficult and emotional task of aggressively cutting costs to right size these businesses to mask reduction in volumes that exhibit no sign of recovering quickly. In COAs and pressure cylinders we are identifying and maximizing opportunities in markets where volumes have remained strong.

I'm proud of our Company's efforts and our results during the opening quarter of FY16. Now Andy and Mark will provide more detail on the quarter.

Andy Rose - Worthington Industries Inc - EVP and CFO

Thank you, John, and good morning, everyone. Despite challenging headwinds from declining steel and oil prices, the Company posted a solid performance in the first quarter of FY16.

Although inventory holding losses from declining steel prices continued to hold down profits, lower manufacturing costs, improved operations in Pressures Cylinders, and a solid performance from our joint ventures highlighted the quarter. Demand is generally good in most of our key markets with the exception of Oil and Gas and Engineered Cabs where we continue to take action to reduce our cost structure and remain cash flow positive in these businesses.

Quarterly earnings per share adjusted for restructuring was $0.54 per share, down $0.11 per share from the prior-year quarter. However, declining steel prices caused inventory holding losses of $0.07 per share during the quarter as compared to inventory holding gains of $0.02 per share in the prior-year quarter when prices were rising.

It is also worth noting that our tax rate returned to a more normal 31.8% during the quarter from 32.8% in last year's quarter. Unique items during the quarter were as follows: restructuring charges of $6.1 million were attributable to impairments and severance of $4.9 million related to the pending shutdown of our Florence facility in Cabs, and $1.2 million related to severance accruals in Cylinders where we just announced additional cost reductions to mitigate the decline in Oil and Gas and in Steel from the previously announced closure of PSM.

Cylinders operating income, excluding restructuring, was down $2.1 million year over year to $17.6 million driven by lower volumes particularly in Oil and Gas Equipment. Operating margins for the quarter were up over the prior quarter and flat as compared to the prior-year quarter, helped by lower manufacturing costs and solid improvements in operations at our Industrial Gas and Consumer Products businesses.

After excluding volumes related to the sale of our Mississippi high-pressure business, volumes were up 10% in industrial products from a base of roughly $6.5 million in the prior-year first quarter. Steel Processing operating income was down $13.7 million excluding restructuring from the prior-year quarter to $24 million.

$7.2 million of inventory holding losses as compared to $2.3 million of inventory holding gains in the prior year was the primary driver. Direct volume was flat year over year and total volume was down 11%.

Revenue in Engineered Cabs was down 22% and operating losses were $4.4 million after excluding restructuring and impairment charges of $4.9 million related to the pending closure of Florence on September 30. The transition of business to Greenville is going according to plan, and Engineered Cabs should begin to see improved operating performance in the coming quarters.

Equity income from our joint ventures during the quarter was down $1.3 million, primarily due to $1.7 million of product development expenses related to our alternative fuels business that flowed through equity income. The one-off investment was unique and is not a recurring expense.

Record earnings at WAVE and higher earnings from ClarkDietrich, Samuel, and ArtiFlex were offset by lower earnings at Serviacero from holding -- from inventory holding losses and WSP. We received dividends of $21.1 million during the quarter.

Cash from operations was $138 million for the quarter. We spent $38 million on capital projects, distributed $11.6 million in dividends, and repurchased 1 million shares for $27.6 million, an average price of $27.58, during the quarter. There were no acquisitions.

Yesterday the Board declared a $0.19 per share dividend for the second quarter payable in December of 2015. Debt was down by $67 million during the quarter to $604 million. Interest expense was also down $1.7 million to $7.9 million.

Our balance sheet continues to have modest leverage and significant available capital. We have cash of $19 million, which does not include approximately $50 million of cash held at our JVs and $581 million available under our revolving credit facilities.

Overall we are pleased with the performance of the Company during the quarter and optimistic about our momentum into Q2. The Company continues to generate solid earnings and free cash flow despite a few difficult end markets.

The worst of the steel price declines appear to be behind us. Our Consumer Products operations are improving rapidly, and we are approaching the end of a difficult chapter in Engineered Cabs with the closure of Florence.

The relaunching of transformation in Pressure Cylinders has already resulted in several successful Kaizen events that will improve operations and grow margins. Our innovation teams have also launched several new products and have more in the pipeline.

Steel Processing has successfully integrated its most recent acquisition and continues to separate themselves from competitors with world-class performance. Similarly WAVE has integrated its acquisition of Fry Reglet's Axiom and Serpentina product lines enhancing its manufacturing capabilities and earnings potential.

I'll now pass the call to Mark Russell who will discuss operations.

 Mark Russell - Worthington Industries Inc - President and COO

Thanks, Andy. Direct shipment volume in our Steel business was up just slightly compared to the same quarter last year and was down 2% if you exclude our recent cold rolled strip acquisition in Rome, New York. Metals Service Center Institute data for the same period shows a decrease in total industry shipments of nearly 6%, indicating our continuing strength compared to the overall direct market.

Demand from our mill customers for toll pickling and related services increased compared to last year, but toll galvanizing demand at our Spartan joint venture was still off significantly and that drove our overall toll volume down 11%. By market we saw a modest decline in our shipments to the Detroit Three. Heavy truck was our strongest segment, with shipment up 14%, and the construction market continues to grow with shipments up 6%.

Agriculture was down 29% and was again our weakest market segment for the quarter. All these comparisons exclude the Rome acquisition. Integration of Rome continues on pace, and the performance of the business is exceeding our expectations so far.

Our joint venture cold rolling facility with MISI and Nisshin in China remains on track for start up in the first half of calendar 2016. Our tailor welded blank joint venture with Wuhan Iron and Steel, which is uniquely positioned to drive weight reductions for our automotive customers, continues to grow with the first of three new lines now in place at our newest facility just outside Nashville.

Next generation equipment for curved welds and rotary line technology for high-volume short welds will be in place by the end of the following quarter. And TWB's development of friction stir welded aluminum blanks is picking up momentum with blank prototypes currently being tested at several North American OEMs.

Our Serviacero joint venture in Mexico also continues to grow direct shipments, once again setting a new record on the back of rapidly growing demand in the automotive market in Mexico. To support this growth expansion projects are underway in Queretaro and Monterrey, including the addition of more splitting capacity there.

In our Pressure Cylinders business Oil and Gas Equipment sales were down 43% compared to last year. Market demand continues to decline since oil pricing dropped to the $45 range in the past quarter, prompting customers to once again reevaluate their drilling schedules and future equipment purchases.

We don't see anything on the horizon that would drive a fundamental change in market conditions at this point. Despite the tough current conditions we remain confident in our ability to maintain profitability through this downturn through aggressive cost reduction, including an additional workforce reduction announced this week at three of our five manufacturing facilities.

We maintain our belief that our customized well site solutions can continue to grow organically even in this environment, and in several recent examples we've been able to help customers in various shale plays reduce their overall cost and improve the profitability of their existing operations by upgrading to the significantly increased efficiencies of our patented separation equipment. In our industrial products business sales globally were off marginally compared to last year due to the sale of our aluminum impact business in Mississippi.

If you exclude the divestiture, industrial product sales were up nearly 3%. Our mix in the quarter was favorable based on increased shipments of steel high pressure, 20 pound propane, heating or system, and aluminum forklift cylinders.

Consumer product sales were essentially flat on lower volumes of camping and helium cylinders, offset by favorable trends for all of our torch products. During the quarter we saw not only lower commodity costs, but continued efficiency gains from our facility footprint consolidation and our transformation initiatives.

We continue to invest heavily in new product development and capital improvement projects and expect to progressively grow this key area of our business going forward. Alternative fuel sales were up nearly 14% as our Pomona, California facility realized increased sales mainly to compressed natural gas customers.

In addition we saw incremental contributions from our CNG fuel system business in Utah and the launch of carbon composite cylinder production at our Polish facility. Fuel spreads continue to be a demand headwind for us in this business, but we believe we'll be able to grow here organically as we continue to introduce new products from our development pipeline.

Although still essentially in startup mode, our cryogenics business grew 29% compared to last year as we gain share in North America and improved our business in Turkey. This month we officially completed the construction of our new Bandirma, Turkey facility, and we'll be working on equipment installations and trials along with final regulatory approvals over the next two quarters.

We expect to fully transition to Bandirma from our existing facility near Istanbul by the end of our fiscal year. Market conditions in the strategically important liquid natural gas market are soft currently due to tight spreads between diesel and natural gas, so we've increased our focus on industrial cryogenic applications and in geographies where the switch from traditional fuel to LNG remains compelling.

Our Engineered Cabs consolidation plan is nearly complete, and the closure of our Florence, South Carolina facility is on track with a scheduled date of September 30. The transfer of profitable Florence production to our Greeneville, Tennessee facility is also on schedule and on budget.

Both our Florence and Greeneville employees have shown extraordinary dedication in performing at a high level through these significant equipment moves, training, and product launches. Along with our footprint consolidation, we are aggressively adjusting our overall cost structure to weather the downturn without compromising our ability to meet the needs of our customers.

Our WAVE joint venture set a new quarterly earnings record driven by 2% higher volume in the Americas. And the accretive benefit of the acquisition of Fry Reglet Europe was slightly off with volume down 1% compared to last year. And Asia was significantly off with volume down 9% primarily due to weaker demand in China.

We've been driving improvement in our businesses using our transformation playbook for a number of years now. We're currently launching an upgraded playbook with enhancements based not only on our learnings over the years, but also on best practices we've observed in our benchmarking of the best manufacturing and industrial companies in the world. Significant changes include senior leaders spending more time not only on the shop floor but also with our supplier and customer teams, working side by side in rapid improvement or Kaizen events to achieve bigger gains in less time.

Our new pace sees us in one intense week accomplishing what often took months before. To cite one recent example, reducing processing times by as much as half while at the same time increasing quality and on-time delivery.

We're very pleased with the results of this new approach so far and we'll keep you informed about our progress in future quarters. John, back to you.

 John McConnell - Worthington Industries Inc - Chairman and CEO

Thank you, Andy and Mark. At this time we'll take any questions you may have.
QUESTION AND ANSWER

Operator

(Operator Instructions)

Martin Engler, Jefferies.

 Martin Engler - Jefferies & Co. - Analyst

 Hi. Good morning, everyone.

 John McConnell - Worthington Industries Inc - Chairman and CEO

 Good morning.

 Martin Engler - Jefferies & Co. - Analyst

 Can you talk a little bit about any potential tailwind you're seeing due to the lower steel pricing within Cylinders and WAVE and if you are benefiting from this, or if you're passing it on to the consumer?

 Andy Rose - Worthington Industries Inc - EVP and CFO

 I mean, we did see a little bit of benefit in the quarter. We do run balanced price risk positions for most of the commodities that we buy in that business. And so the benefit that we're going to get is going to come over time because we forward bought some of the commodities there. But we do expect to see a benefit over the next several quarters.

 Martin Engler - Jefferies & Co. - Analyst

 Okay. And you think you'll capture most of that rather than passing it on to the consumer?

 Andy Rose - Worthington Industries Inc - EVP and CFO

 Yes. It depends on the product line and who the customer is. Some of the products do not have pass-throughs and some of them do.

 Martin Engler - Jefferies & Co. - Analyst

 Okay. And if you can provide any more detail around the timing of I guess potential impacts from -- it seems like there's some incremental weakness in steel prices with inventory holding losses within Steel Processing. You saw some continue this quarter I guess. Would the expectation be that will also continue in fiscal 2Q?

John McConnell - Worthington Industries Inc - Chairman and CEO
These are very difficult things to predict. I think our general feeling is we're getting pretty flat at this point. But that doesn't mean it doesn't have room to continue to go down. Mark, I don't know if you have any other --

 Mark Russell - Worthington Industries Inc - President and COO

 As you know, price has softened just a little bit just recently, and if that holds that will pass through with our typical lead time.

 Martin Engler - Jefferies & Co. - Analyst

 Okay.

 Mark Russell - Worthington Industries Inc - President and COO

 But other than that as John says you can't predict it from here.

 Martin Engler - Jefferies & Co. - Analyst

 If I could one more, in the release you talked about the momentum heading into fiscal Q2. Can you talk about what you've seen so far maybe from a very high level quarter to date across a couple of your businesses?

Andy Rose - Worthington Industries Inc - EVP and CFO

Yes. I would just say at a high level the first half of the calendar year, maybe first three quarters of the calendar year, we've just had significant macro headwinds with oil prices continuing to fall, with steel prices continuing to fall and the requisite FIFO accounting losses that follow that. Steel prices have stabilized, although we did see a takedown earlier this week, but they're certainly at a much lower level. So just that alone helps improve our business with that stability. And then you just mentioned the raw material costs flowing through, lower raw material costs in Cylinders, that will help that business. And then probably the third thing I would mention is just on the operations side we had some challenges last year, and I would say we're making very good progress on a number of those fronts in terms of improving those operations. And we saw it particularly in Consumer Products this quarter, and so we expect that momentum to continue.

 Martin Engler - Jefferies & Co. - Analyst

 Excellent. Thanks and congratulations on the strong results.

 John McConnell - Worthington Industries Inc - Chairman and CEO

 Thank you.

Operator

 Tyler Kenyon, KeyBanc Capital Markets.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

 Good morning.

 John McConnell - Worthington Industries Inc - Chairman and CEO

 Good morning.

 Tyler Kenyon - KeyBanc Capital Markets - Analyst

 Andy, question for you. Just the SG&A in the Cylinders business looked a bit high, both as a percentage of sales and year over year. Was there any short-term program costs or upfront costs you may have been accruing as part of your efforts here to improve the business? And how should we be thinking about that line item moving forward here?

 Andy Rose - Worthington Industries Inc - EVP and CFO

 Yes. I did see that actually in your note. I probably need to take a deeper look, but one thing I can call out is we did have about $0.75 million of I'll call them one time M&A expenses that flowed through in the quarter for a transaction that we have not completed and may not complete. So that's certainly one thing that impacted that. And then the other piece would just be year-over-year increases is related to acquisitions that we did do earlier this year or late last year.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

Okay. Great. And then you said on the JV line there was a $1.7 million impact, I think if I heard that correctly, just from some product development costs related to alternative fuels. So something that you're not expecting to recur moving forward? And I guess just broadly speaking as far as how we should be thinking about the JV business here, do you think maybe you benefited from some seasonal strength? And do you think some of the momentum that you saw in the first quarter here can continue through the rest of the year?

Andy Rose - Worthington Industries Inc - EVP and CFO

Yes. On the first piece it's sort of the accounting rules drive where you account for things, but we did make an investment in some R&D in a business related to our alt fuels business. The way that investment was structured actually is such that it's going to flow through the equity income. It's not something that's a recurring quarterly expense. There is, I suppose, a possibility down the road that we decide to make additional investment around that, but at least for the time being that's kind of a one timer. And then, what was the second part of your question, Tyler?

 Tyler Kenyon - KeyBanc Capital Markets - Analyst

 Just on the momentum within the JVs moving forward here throughout the course of the year.

 Andy Rose - Worthington Industries Inc - EVP and CFO

 Yes. I think as I look at the JVs, at least the big contributors there, one of the things that certainly impacts WAVE and ClarkDietrich is when steel prices are declining distributors and customers try and hold off. They destock inventory and so as steel prices start to stabilize then the reverse starts to occur. So I do think there's a possibility of some of that momentum continuing, although the construction market has been very finicky and we'll see bits of strength and then all the sudden we'll have a month that's weak. So it's a little bit uncertain exactly how strong that momentum might be there.

 Mark Russell - Worthington Industries Inc - President and COO

 And of course you have the different base market drivers there, Tyler. ClarkDietrich and WAVE are driven by construction and Serviacero and TWB for example are driven by automotive. So you can have your own view of the strength of those markets.

 Tyler Kenyon - KeyBanc Capital Markets - Analyst

 Sure. And then just to Martin's earlier question just as to how you feel about the momentum moving forward. I mean clearly what has been surfacing out there more recently is just incremental weakness in the industrial sector and clearly a more perverse impact on the machinery sub-sector of industrials and clearly more tempered expectations for an improvement in oil and gas. So as you look at your business moving through the remainder of the year, what do you expect the impact to be from an end market perspective within those businesses? Have we seen the weakness in oil and gas -- I mean is that behind us and should we expect perhaps some level of stabilization here? And same thing on the industrial side too.

 John McConnell - Worthington Industries Inc - Chairman and CEO

 Really what we want to focus on is the agility to be quick and react to what we see happening. The world right now is about as volatile as I've seen it, so it's very hard to predict any market. So that's what we do, we watch all those factors out there. But again there's just a lot of volatility -- potential volatility. It's not certain what's going to happen but there are actions that could occur around the world that would affect oil prices in -- we just don't know what they are. So we aren't going to predict any of those things, we're just going to be agile and quick.

Tyler Kenyon - KeyBanc Capital Markets - Analyst
Okay. Sure appreciate that. And then just one last one just on cash flow. One, any change to your CapEx plans for the remainder of the year? And then Andy, if you could provide maybe a little bit of color as to how you think about cash generation via changes in working capital as we progress throughout the remainder of the year here?

 Andy Rose - Worthington Industries Inc - EVP and CFO

 I don't think there's any significant change to our CapEx forecast. We did have a pretty big quarter in terms of spending, I think just under $40 million. We do have a number of projects that are related to capacity expansion in our laser welding business, TWB, in our strip business, and then also in Cylinders the finishing up of the Bandirma plant. I don't expect the next three quarters to be at the same level. I think we said just north of $100 million was kind of the over/under for the year. Some of it depends on timing too, but that's a good number for right now. The good news is most of it is capacity expansion in markets where our business is strong. And it's also good news because they tend to be higher margin markets for us. With respect to working capital, that one is a little more difficult, but the decline in steel prices is really the big driver of what created the big operating cash flow and the big liquidation of working capital in the last quarter. Going forward it kind of depends on what steel prices are going to do.

Tyler Kenyon - KeyBanc Capital Markets - Analyst

Okay. Fair enough. Thanks for the color.

Operator

(Operator Instructions)

At this time there are no further questions in queue.

John McConnell - Worthington Industries Inc - Chairman and CEO

Thank you all for joining us. We look forward to talking to you at the end of Q2. And as I said we're going to continue to focus on the management of our business. Thank you again.

Operator
Ladies and gentlemen, this conference will be available for replay after 12:30 PM Eastern time today through midnight Eastern time on October 1. You may access AT&T executive replay service at any time by dialing 1-800-475-6701 and entering the access code 368750. International participants dial 320-365-3844. Those numbers once again are 1-800-475-6701 and 320-365-3844. Access code 368750. That does conclude our conference for today. Thank you for your participation and you may now disconnect.

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